Exhibit 99.1

Central Garden & Pet Company Announces Fiscal First Quarter Results

Fiscal 1Q 2017 sales increased 16.6% to $419.5 million;
Fiscal 1Q 2017 diluted EPS increased to $0.15 from $(0.18);
Fiscal 1Q 2017 non-GAAP diluted EPS increased to $0.12 from $0.01

WALNUT CREEK, Calif.--(BUSINESS WIRE)--February 2, 2017--Central Garden & Pet Company (NASDAQ:CENT) (NASDAQ:CENTA), a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies markets, today announced financial results for its fiscal first quarter ended December 24, 2016.

"The first quarter puts Central well on track to deliver our fiscal year earnings guidance, which will remain unchanged at this time," said George Roeth, President & CEO of Central Garden & Pet. "While over half of the year-over-year earnings increase in the first quarter was related to acquisitions and timing, we continue to be encouraged by our strong organic sales growth and market share gains. We remain focused on executing with excellence against our strategy and plan."

Fiscal 2017 First Quarter Financial Results

Net sales increased 16.6% to $419.5 million compared to $359.8 million in the first quarter a year ago, in large part due to the Company's recent two acquisitions, a favorable close to the Fall garden season, and share growth in the Company's Pet segment. Branded product sales of $332.9 million increased 20.4% and sales of other manufacturers’ products of $86.7 million rose 4.1%. Organic sales growth was 7.0%. Gross margin rose 110 basis points compared to the first quarter a year ago to 28.8%, with both Garden and Pet showing improvement.

Fiscal 2017 GAAP First Quarter Operating Income, Net Earnings and EPS

  Operating income increased to $19.9 million from $8.8 million in the first quarter a year ago;
  Operating margin of 4.8% increased 240 basis points compared to 2.4% in the first quarter a year ago;
  Net income was $7.6 million compared to a loss of $8.6 million in the first quarter a year ago; and
  Earnings per diluted share increased to $0.15 from a loss of $(0.18) in the prior year period.

Fiscal 2017 Non-GAAP First Quarter Operating Income, Net Earnings and EPS

Non-GAAP results for the first quarter of 2017 exclude a $2.0 million gain on the sale of a distribution facility. Non-GAAP results for the first quarter of 2016 exclude the impact of $14.3 million of incremental costs from the redemption of the Company's 2018 Notes and issuance of its 2023 Notes, that are included in the period's interest expense;

  Non-GAAP operating income increased to $17.9 million from $8.8 million in the first quarter a year ago;
  Non-GAAP operating margin of 4.3% increased 190 basis points compared to 2.4% in the first quarter a year ago;
  Non-GAAP net income was $6.3 million compared to $0.3 million in the first quarter a year ago; and
  Non-GAAP earnings per diluted share increased $0.11 to $0.12 from $0.01 in the prior year period.

Pet Segment Fiscal 2017 First Quarter Results

First quarter net sales for the Pet segment increased 22.2% to $304.0 million, from the same period a year ago, driven by acquisitions and organic growth. Pet organic sales grew 6.1%, driven by share gains in many of the Pet businesses, as well as accelerated timing of customer orders. The Pet segment’s branded product sales were $246.4 million, up 30.6% compared to the first quarter a year ago and sales of other manufacturers’ products were $57.7 million, a decrease of 4.0%.

The Pet segment’s operating income rose 27.5% compared to the first quarter a year ago to $33.4 million. Pet operating margin increased to 11.0%, a gain of 50 basis points compared to the first quarter a year ago. Operating margin benefited from a favorable mix of product sales during the quarter versus the prior year, as well as higher profitability from the Company's DMC business, which had depressed margins a year ago due to the impact of purchase price accounting adjustments. The impact from these gains more than offset the unfavorable margin impact from the Company's recent acquisition of Segrest and increased spending on facilities as the Company transitioned several of its dog & cat businesses to a new location. Those activities are expected to continue for the remainder of the year.

Garden Segment Fiscal 2017 First Quarter Results

Net sales for the Garden segment rose 4.0% compared to the first quarter a year ago to $115.5 million, despite a decrease of $5.2 million from the holiday decor business that the Company exited in January 2016. Higher sales of other manufacturers' products, as well as gains in grass seed and wild bird feed, drove the sales increase. The Garden segment’s branded product sales were $86.5 million in the quarter, down 1.7% compared to the first quarter a year ago, due to the exit from the holiday decor business. Sales of other manufacturers’ products were up 25.0% to $29.0 million.

The Garden segment’s operating income in the quarter rose to $2.7 million compared to a loss of $3.3 million in the first quarter a year ago. Included in this quarter's results is a $2.0 million gain from the sale of a distribution facility. Garden operating margin improved 520 basis points to 2.3%. Operating margin benefited from the facility sale, additional volume leveraging fixed operational costs and lower input costs.

2017 Guidance

The Company currently expects non-GAAP earnings per fully-diluted share of $1.34 or higher for fiscal 2017, an increase of 6% or more from the prior year. The estimate excludes the gain from the distribution facility sale in the current quarter. Fiscal 2017 will have 53 weeks compared to 52 weeks in fiscal 2016; however, the extra week is expected to only account for just $0.01 per share of 2017 earnings.

Mr. Roeth said, "It is important to note that our first quarter is a very small part of the company’s annual earnings, and as such, we are holding our guidance at this time. Our business plans are delivering against expectations, and we continue to stay focused on executing our strategies of accelerating our portfolio growth momentum, increasing our innovation output and success rates, and driving cost savings and productivity improvements. We fully expect that these actions and associated investments will drive sustainable profit growth in the years ahead; however quarterly results versus a year ago may be somewhat lumpy due to our size, weather and timing of activity."

Additional Information

Total debt at December 24, 2016 was $395.4 million compared to $436.2 million at December 26, 2015. Net interest expense was $6.8 million for the first quarter compared to $22.1 million in the prior-year period. The decline in interest expense was due to the Company's debt refinancing in the prior year's first quarter.

The Company’s effective tax rate for the first quarter of 2017 was 35.8%, compared with 37.6% for the first quarter of 2016. The decline in the tax rate was due primarily to projected additional tax credits in the current year quarter. During the quarter, the Company did not repurchase any shares of its common stock. Approximately $35.0 million remains available under the Board approved share repurchase program.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time to discuss its third quarter results. The conference call will be accessible via the internet through Central’s website, http://ir.central.com.

Alternatively, to listen to the call by telephone, dial (201) 689-8345 (domestic and international) using confirmation #13653386. A replay of the call will be available for ten days by dialing (201) 612-7415 and entering confirmation #13653386.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and OVER-N-OUT®; and decorative outdoor patio products under the PENNINGTON ® brand. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands AQUEON®, CORALIFE® and ZILLA®; bird & small animal and the brands KAYTEE®, Forti-Diet® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, IMS™, CADET®, DMC™, SEGREST, PINNACLE® and AVODERM®; and equine and the brands FARNAM®, HORSE HEALTH™ and VITAFLEX®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 4,100 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company's SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including expectations for future favorable results and cost reductions and earnings guidance for fiscal 2017 are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

  seasonality and fluctuations in the Company’s operating results and cash flow;
  fluctuations in market prices for seeds and grains and other raw materials and the Company’s ability to pass through cost increases in a timely manner;
  adverse weather conditions;
  the recent transition to a new CEO and our dependence upon our key executives;
  dependence on a small number of customers for a significant portion of our business;
  uncertainty about new product innovations and marketing programs; and
  competition in our industries.

These risks and others are described in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share amounts) (Unaudited)

ASSETS	December 24, 2016	December 26, 2015	September 24, 2016
Current assets:
Cash and cash equivalents	$6,581	$9,006	$92,982
Restricted cash	10,981	11,939	10,910
Accounts receivable (less allowance for doubtful accounts of $22,157, $21,213 and $21,069)	192,224	195,357	201,151
Inventories	430,171	416,458	362,004
Prepaid expenses and other	53,346	59,873	47,759
Total current assets	693,303	692,633	714,806

Land, buildings, improvements and equipment—net	169,836	163,948	158,224
Goodwill	230,385	209,089	231,385
Other intangible assets—net	92,851	74,552	95,865
Other assets	61,326	70,987	11,913
Total	$1,247,701	$1,211,209	$1,212,193

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$135,237	$129,091	$102,413
Accrued expenses	94,494	89,047	99,343
Current portion of long-term debt	397	292	463
Total current liabilities	230,128	218,430	202,219

Long-term debt	395,011	435,893	394,806
Other long-term obligations	62,606	58,005	60,581

Equity:
Common stock, 11,998,472, 11,908,317, and 11,998,472 shares outstanding at December 24, 2016, December 26, 2015 and September 24, 2016	120	119	120
Class A common stock, $0.01 par value: 37,558,042, 36,591,487 and 37,418,572 shares outstanding at December 24, 2016, December 26, 2015 and September 24, 2016	375	366	374
Class B stock, $0.01 par value: 1,652,262 shares outstanding	16	16	16
Additional paid-in capital	392,402	390,583	393,297
Accumulated earnings	168,138	107,385	160,501
Accumulated other comprehensive income (loss)	(1,802)	(69)	(1,294)
Total Central Garden & Pet Company shareholders’ equity	559,249	498,400	553,014
Noncontrolling interest	707	481	1,573
Total equity	559,956	498,881	554,587
Total	$1,247,701	$1,211,209	$1,212,193

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts) (Unaudited)

	Three Months Ended
	December 24, 2016	December 26, 2015
Net sales	$419,498	$359,812
Cost of goods sold and occupancy	298,820	260,026
Gross profit	120,678	99,786
Selling, general and administrative expenses	100,740	91,013
Operating income	19,938	8,773
Interest expense	(6,873)	(22,145)
Interest income	38	22
Other expense	(967)	(473)
Income (loss) before income taxes and noncontrolling interest	12,136	(13,823)
Income tax expense (benefit)	4,347	(5,200)
Income (loss) including noncontrolling interest	7,789	(8,623)
Net income (loss) attributable to noncontrolling interest	152	(21)
Net income (loss) attributable to Central Garden & Pet Company	$7,637	$(8,602)

Net income (loss) per share attributable to Central Garden & Pet Company:
Basic	$0.15	$(0.18)
Diluted	$0.15	$(0.18)

Weighted average shares used in the computation of net income per share:
Basic	49,665	48,566
Diluted	51,810	48,566

Use of Non-GAAP Financial Measures

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, to supplement the financial results prepared in accordance with GAAP, we use non-GAAP financial measures including non-GAAP operating income on a consolidated and segment basis and non-GAAP net income and diluted net income per share. Management believes these non-GAAP financial measures that exclude the impact of specific items (described below) may be useful to investors in their assessment of our ongoing operating performance and provide additional meaningful comparisons between current results and results in prior operating periods.

The reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below. We believe that the non-GAAP financial measures provide useful information to investors and other users of our financial statements, by allowing for greater transparency in the review of our financial and operating performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our performance, and we believe these measures similarly may be useful to investors in evaluating our financial and operating performance and the trends in our business from management's point of view. While our management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be read in conjunction with those GAAP results. We have not provided a reconciliation of non-GAAP guidance measures to the corresponding GAAP measures on a forward-looking basis, because such reconciliation cannot be done without unreasonable efforts due to the potential significant variability and limited visibility of the excluded items discussed below.

Non-GAAP financial measures reflect adjustments based on the following items:

  Gains or losses on disposals of significant plant assets: we have excluded the impact of gains or losses on the disposal of facilities as these represent infrequent transactions that impact comparability between operating periods. We believe the adjustment of these gains or losses supplements the GAAP information with a measure that may be used to help assess the sustainability of our continuing operating performance.
  Loss on early extinguishment of debt: we have excluded the charges associated with the refinancing of our 2018 Notes as the amount and frequency of such charges are not consistent and are significantly impacted by the timing and size of debt financing transactions.
  Tax impact: adjustment represents the impact of the tax effect of the pre-tax non-GAAP adjustments excluded from non-GAAP net income. The tax impact of the non-GAAP adjustments is calculated based on the consolidated effective tax rate on a GAAP basis, applied to the non-GAAP adjustments, unless the underlying item has a materially different tax treatment.
  We have also provided organic net sales, a non-GAAP measure that excludes the impact of businesses purchased or exited in the prior 12 months, because we believe it permits investors to better understand the performance of our historical business without the impact of recent acquisitions or dispositions.

From time to time in the future, there may be other items that we may exclude if we believe that doing so is consistent with the goal of providing useful information to investors and management.

The non-GAAP adjustments reflect the following:

(1) During the first quarter of fiscal 2017, we recorded a $2.0 million gain in our Garden segment from the sale of a distribution facility resulting from rationalizing our facilities to reduce excess capacity. This adjustment was recorded as part of selling, general and administrative costs in the condensed consolidated statements of operations.

(2) During the first quarter of fiscal 2016, we redeemed our 2018 Notes and issued senior notes due November 2023. As a result of the redemption, we incurred incremental expenses of $14.3 million, comprised of a call premium payment of $8.3 million, a $2.7 million payment of overlapping interest expense for 30 days and a $3.3 million non-cash charge for the write off of unamortized deferred financing costs and discount related to the 2018 Notes. These amounts are included in Interest expense in the condensed consolidated statements of operations.

Operating Income Reconciliation		GAAP to Non-GAAP Reconciliation (in thousands) For the Three Months Ended
		December 24, 2016	December 26, 2015
GAAP operating income		$19,938	$8,773
Sale of distribution facility	(1)	(2,050)	—
Non-GAAP operating income		$17,888	$8,773
GAAP operating margin		4.8%	2.4%
Non-GAAP operating margin		4.3%	2.4%

		GAAP to Non-GAAP Reconciliation (in thousands, except per share amounts) For the Three Months Ended
Net Income and Diluted Net Income Per Share Reconciliation		December 24, 2016	December 26, 2015
GAAP net income (loss) attributable to Central Garden & Pet		$7,637	$(8,602)
Sale of distribution facility	(1)	(2,050)	—
2018 notes redemption	(2)	—	14,339
Tax effects of non-GAAP adjustments		734	(5,394)
Total net income (loss) impact from non-GAAP adjustments		$(1,316)	$8,945
Non-GAAP net income attributable to Central Garden & Pet		$6,321	$343
GAAP diluted net income per share		$0.15	$(0.18)
Non-GAAP diluted net income per share		$0.12	$0.01
Shares used in GAAP diluted net earnings per share calculation		51,810	48,566
Shares used in non-GAAP diluted net earnings per share calculation		51,810	50,684

Organic Net Sales Reconciliation

We have provided organic net sales, a non-GAAP measure that excludes the impact of recent acquisitions and dispositions, because we believe it permits investors to better understand the performance of our historical business. We define organic net sales as net sales from our historical business derived by excluding the net sales from businesses acquired or exited in the preceding 12 months. After an acquired business has been part of our consolidated results for 12 months, the change in net sales thereafter is considered part of the increase or decrease in organic net sales.

	GAAP to Non-GAAP Reconciliation (in thousands) For the Three Months Ended
Consolidated	December 24, 2016	December 26, 2015	Percentage change

Reported Net Sales - GAAP	$419.5	$359.8	16.6%
Effect of acquisitions and divestitures	41.8	6.7

Organic net sales	$377.7	$353.1	7.0%

	GAAP to Non-GAAP Reconciliation (in thousands) For the Three Months Ended
Pet Segment	December 24, 2016	December 26, 2015	Percentage change

Reported Net Sales - GAAP	$304.0	$248.7	22.2%
Effect of acquisitions and divestitures	41.8	1.6

Organic net sales	262.2	247.1	6.1%

CONTACT:
Central Garden & Pet Company
Steve Zenker, 925-948-3657
VP of Investor Relations & Communications